                          OFFER TO PURCHASE FOR CASH
                       ALL OF THE OUTSTANDING SHARES OF
                                 COMMON STOCK

                                      OF

                             CARNEGIE GROUP, INC.

                                      AT

                              $5.00 PER SHARE NET

                                      BY

                           LOGICA ACQUISITION CORP.,
                           A WHOLLY OWNED SUBSIDIARY
                                      OF
                                 LOGICA INC.,
                           A WHOLLY OWNED SUBSIDIARY
                                      OF
                                  LOGICA PLC


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 4, 1998,
                         UNLESS THE OFFER IS EXTENDED.

                                                                October 7, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

  We have been appointed by Logica Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Logica Inc., a Delaware corporation (the "Parent") and a wholly owned subsidiary of Logica plc, a public limited company organized under the laws of England ("Logica plc"), to act as the Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.01 (the "Shares"), of Carnegie Group, Inc., a Delaware corporation, at the purchase price of $5.00 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 7, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

  1. The Offer to Purchase dated October 7, 1998;

  2. A letter from Carnegie Group, Inc. with attached Schedule 14D-9 (without exhibits);
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  3. The Letter of Transmittal to be used by holders of Shares in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender Shares);

  4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis;

  5. A form of letter which may be sent to your clients for whose accounts you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

  THE BOARD OF DIRECTORS OF CARNEGIE GROUP, INC., BY THE UNANIMOUS VOTE OF ALL DIRECTORS, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CARNEGIE GROUP, INC. AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE HOLDERS OF SHARES OF CARNEGIE GROUP, INC. ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and the related documents to their clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as set forth in instruction 7 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 4, 1998, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and either (i) certificates for such Shares must be received by the Depositary, together with the Letter of Transmittal (or facsimile thereof), at such address, or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined in the Offer to Purchase) received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth in the Offer to Purchase must be complied with, all in accordance with the Offer to Purchase.

  A holder of Shares who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3, "Procedure for Accepting the Offer and Tendering Shares," of the Offer to Purchase.

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  Any inquiries you have with respect to the Offer should be addressed to the
Information Agent, at its address and telephone number set forth on the back cover of the Offer to Purchase.

  Additional copies of the enclosed material may be obtained from the Information Agent or from brokers, dealers, banks or trust companies.

                                          Very truly yours,

                                          D.F. KING & CO., INC.

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE PARENT, LOGICA PLC, ANY AFFILIATE OF THE PURCHASER, THE PARENT, LOGICA PLC, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

Enclosures

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